Exhibit 99.1

INTERDIGITAL APPOINTS RICHARD GULINO CHIEF LEGAL OFFICER

WILMINGTON, DEL. — December 9, 2019 —InterDigital, Inc. (NASDAQ:IDCC), a mobile and video technology research and development company, today announced the appointment of Richard L. Gulino as Chief Legal Officer, General Counsel and Corporate Secretary. Mr. Gulino steps into the role following the retirement of Jannie K. Lau. The transition will be effective January 1st, 2020.

Mr. Gulino joined InterDigital in September 2019 as Vice President, Deputy General Counsel with responsibility for the company’s corporate, commercial and licensing functions. Prior to joining InterDigital, Mr. Gulino served as Senior Vice President, General Counsel and Secretary at Vanda Pharmaceuticals, Inc., a global biopharmaceutical company headquartered in Washington, D.C., from September 2015 until May 2018. Prior to joining Vanda, Mr. Gulino occupied senior legal roles with a number of companies primarily in the pharmaceutical field, including Ameritox, Ltd., Cephalon, Inc., and Zeneca, Inc. Mr. Gulino began his career in private practice in Washington, D.C. Mr. Gulino received his Bachelor of Arts degree in history from Colgate University and his Juris Doctor degree with high honors from Duke University School of Law.

“We’re very grateful for Jannie’s tremendous contributions to the company over more than a decade, including leadership of the legal function since 2012 – a time that was marked by remarkable progress in the face of significant global challenges. The transition to Rick brings forward a seasoned executive with a strong track record, and we look forward to his contributions going forward.” said William J. Merritt, President and CEO of InterDigital.

About InterDigital®

InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading technology companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index. InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com.

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InterDigital Contact:

Patrick Van de Wille

Email: patrick.vandewille@interdigital.com

+1 (858) 210-4814